Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEMTURA CORPORATION

ARTICLE ONE

The name of the Corporation is Chemtura Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 500,250,000 shares, consisting of:

(a)	250,000 shares of initially undesignated Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b)	500,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)). The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or any stock exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of ARTICLE FOUR, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 3. Common Stock.

(a) General. Except as (1) otherwise required by law or (2) expressly provided in the Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(b) Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(c) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(d).

(e) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this ARTICLE SIX. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4. Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. By-Laws. The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE SEVEN with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE SEVEN shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification and advancement of expenses of directors and officers.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this ARTICLE SEVEN shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE SEVEN is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), the right to indemnification or advances as granted by this ARTICLE SEVEN shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by a director or officer for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE SEVEN, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification and advancement of expenses is provided pursuant to Section 2 of this ARTICLE SEVEN shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employee or agent.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE SEVEN) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE SEVEN in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Other Rights; Continuation of Right to Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE SEVEN shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE SEVEN is in effect. Any repeal or modification of this ARTICLE SEVEN or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 8. Merger or Consolidation. For purposes of this ARTICLE SEVEN, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE SEVEN with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 9. Savings Clause. If this ARTICLE SEVEN or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 2 of this ARTICLE SEVEN as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this ARTICLE SEVEN to the fullest extent permitted by any applicable portion of this ARTICLE SEVEN that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE EIGHT

For so long as the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) subject to any rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by either the chairman of the Board of Directors, the chief executive officer of the Corporation, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or pursuant to a resolution adopted by the affirmative vote of the holders of at least 35% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote on any such matter for which the special meeting is being proposed, voting together as a single class. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

ARTICLE NINE

Section 1. Right to Impose Trading Restrictions

(i) In the event that both (1) the Equity Value (as hereinafter defined) of the Corporation has declined by at least thirty (30) percent (such equity value, the “Trigger Price”) from the Emergence Date Equity Value (as hereinafter defined) and (2) an “owner shift” of at least thirty (30) percentage points has occurred during the relevant “testing period” with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”), as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382 (collectively referred to herein as the “Trigger Provisions”), then the Board of Directors shall meet within three business days to determine whether to impose restrictions on the trading of the Corporation’s stock in accordance with this Article Nine and to determine the specific terms of such restrictions. Unless otherwise defined herein, all terms used in this Article Nine (including but not limited to “5% shareholder,” “testing period,” “ownership change,” and “owner shift”) are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly.

(ii) The Board of Directors’ ability to impose trading restrictions pursuant to this Article Nine shall terminate on the tenth anniversary of the Emergence Date (as hereinafter defined); provided, however, that any trading restrictions imposed by the Board of Directors pursuant to this Article Nine prior to such tenth anniversary shall remain in full force and effect until the Trigger Provisions are no longer satisfied. In addition, there shall be no trading restrictions permitted, and any existing restrictions shall lapse, if the amount of the Corporation’s net operating losses and built-in losses, as determined in good faith by the Board of Directors in consultation with outside counsel, is less than the limitation amount that would apply to such losses under Section 382.

Section 2. Certain Defined Terms

(i) “Emergence Date Equity Value” shall mean the Corporation’s equity value immediately after the Corporation emerges from chapter 11 bankruptcy protection (the “Emergence Date”), which equity value the Corporation shall announce via press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission promptly after it is determined, but in no event later than thirty (30) calendar days after the Emergence Date. Such equity value shall be determined by the Corporation in good faith based on the volume-weighted average trading price (whether such stock is listed on a stock exchange and publicly traded or traded merely over-the-counter) of the Corporation’s equity during the initial five business days after the Emergence Date.

(ii) “Equity Value” as of any date shall mean the Corporation’s then equity value (adjusted for any extraordinary dividends, as determined in good faith by the Board of

Directors) calculated as follows: (1) for any class of stock that is publicly traded for at least 20 trading days prior to such determination, the value determined using the volume-weighted average trading price of such stock for each trading day during the previous 20 trading days, plus (2) for any class of stock that is not publicly traded for at least 20 trading days prior to such determination, the fair market value of such stock, as reasonably determined by the Board of Directors after consultation with an investment banking firm of nationally recognized standing.

Section 3. Procedure to impose trading restrictions. Except as provided in this Article Nine, after the Emergence Date, the Corporation shall not impose any trading restrictions on transfers of the Corporation’s stock. If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock pursuant to this Article Nine, then the Corporation shall promptly announce the imposition and terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission. The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission.

Section 4. Principal terms of trading restrictions. If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock in accordance with this Article Nine, the principal terms of such trading restrictions shall be the terms set forth in this Section 4 of Article Nine. The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions so long as such terms are consistent with the following provisions of this Article Nine:

(i) Any acquisition of the Corporation’s stock by a person or entity that is not a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% shareholder of the Corporation unless the acquisition of such stock (1) was previously approved in writing by the Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (vi) of this Section 4 of Article Nine. “Permitted Acquisition” shall mean an acquisition that will not result in an increase in the Corporation’s total “owner shift” during the relevant “testing period” for purposes of Section 382 (e.g., because the stock is purchased from another 5% shareholder whose stock acquisition had caused an owner shift).

(ii) Any acquisition of the Corporation’s stock by a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser unless the acquisition of such stock (1) was previously approved in writing by the Corporation’s Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (vi) of this Section 4 of Article Nine.

(iii) Any disposition of the Corporation’s stock by a 5% shareholder of the Corporation will be null and void ab initio as to such 5% shareholder unless such disposition (1) was previously approved in writing by the Corporation’s Board of Directors, (2) such disposition qualified as a “Permitted Acquisition” as to the purchaser of such stock, or (3) is covered by Clause (vi) of this Section 4 of Article Nine.

(iv) Any person or entity seeking to use the “Permitted Acquisition” exception of this Section 4 of Article Nine shall either (1) contemporaneously with such transaction, notify the Corporation in writing of such transaction, represent in writing to the Corporation that such transaction is a Permitted Acquisition, and acknowledge in writing that if such transaction is not a Permitted Acquisition such person or entity will be subject to the consequences set forth in this Article Nine or (2) prior to such transaction, notify the Corporation of its intent to engage in a Permitted Acquisition and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition, and within 10 business days of such notice, the Corporation shall indicate whether such proposed transaction will qualify as a Permitted Acquisition. For the avoidance of doubt, any transaction covered by Clause (vi) of this Section 4 of Article Nine shall not be subject to the restrictions and procedures of this Article Nine.

(v) The Corporation shall announce by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission if its Board of Directors determines that trading restrictions are no longer required or if the Trigger Provisions are no longer satisfied; provided, however, that if trading restrictions shall be imposed following a decline in the Corporation’s equity value, any increase in the value of the Corporation’s stock shall not result in the lapse of such trading restrictions unless such increase (determined using the same methodology set forth in the definition of Equity Value above ) is at least 10% greater than the Trigger Price.

(vi) Notwithstanding the foregoing, the Board of Directors shall have no authority pursuant to this Section 4 of Article Nine to restrict or otherwise limit in any manner any issuance by the Corporation of Common Stock pursuant to the Plan of Reorganization, including pursuant to any applicable rights offering or otherwise.

Section 5. Requirement to provide information regarding share ownership. All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock, including the dates of the acquisition and disposition of such stock and the amounts of such acquisitions and dispositions, to the extent requested by the Corporation. Such information shall be provided within five business days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the by-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a by-law inconsistent with, ARTICLES SIX, SEVEN, EIGHT, NINE and this ARTICLE TEN, of this Certificate of Incorporation.

ARTICLE ELEVEN

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

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